UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

HERITAGE OAKS BANCORP
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January [*], 2009
Dear Shareholder:

The Board of Directors of Heritage Oaks Bancorp (the “Company”) has approved an amendment to the Articles of Incorporation of the Company to authorize the issuance of preferred shares by the Company. The Board’s action to amend the Articles of Incorporation is subject to the approval of our shareholders.

The Board of Directors considers the addition of a class of preferred stock desirable to provide maximum flexibility with respect to our ability to augment our capital in the near future, including the Company’s participation in the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program, and for other proper corporate purposes in the long term. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. The Board of Directors believes the proposed amendment is in the best interest of the Company and its shareholders.

Please complete, date and sign the enclosed written consent solicitation and return it promptly in the enclosed envelope as soon as possible to ensure that your vote is counted with respect to the proposed amendment to the Company’s Articles of Incorporation.

Sincerely, Michael J. Morris Chairman of the Board

Mailed to Shareholders
on or about January [*], 2009
HERITAGE OAKS BANCORP
WRITTEN CONSENT SOLICITATION

INFORMATION CONCERNING THE SOLICITATION

This Written Consent Solicitation (“Solicitation”) is being furnished to the shareholders of Heritage Oaks Bancorp, a California corporation (the “Company,” “we,” “us,” or “our”), in connection with the solicitation of written consents by the Board of Directors for approval of an amendment to the Company’s Articles of Incorporation to add a class of 5,000,000 shares of authorized preferred stock (the “Amendment”).

Only shareholders of record on January [*], 2009 (the “Record Date”) will be entitled to receive and consider the Solicitation. At the close of business on the Record Date, the Company had outstanding and entitled to be voted [*] shares of its no par value Common Stock (the “Common Stock”).  Written consents of shareholders representing a majority of the outstanding shares of our Common Stock are required to approve the Amendment.

General

The Board of Directors has elected to obtain shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 2.10 of ARTICLE II of our Bylaws.

Receipt of Consents

We are asking that we receive your written consent by 5:00 p.m., Pacific Time, on February [*], 2009  (the “Approval Date”) to ensure a timely solicitation process and to be counted in the vote on the Amendment.  We will have the right to keep the solicitation period open for as long we determine is necessary.  In all events, the solicitation period will terminate when we receive enough written consents to approve the Amendment.

Shareholders who wish to vote “YES” for the Amendment should complete, sign and date the accompanying written consent card and return it to the Company in the enclosed postage prepaid envelope as soon as possible.

A written consent card returned by a shareholder will be counted “consent to,” “does not consent to” or “abstain” with respect to the Amendment, as indicated on the consent card, with respect to all shares shown on the books of the Company as of the record date as being owned by such shareholder. Any shareholder who signs and returns the written consent card but who does not indicate a choice thereon will be deemed to have consented to the approval of the Amendment. Shareholder approval will be effective upon receipt by the Company of affirmative written consents representing a majority of the Company’s outstanding shares

Who May Vote

Only shareholders of record as of the record date of January [*], 2009 may vote. You are entitled to one vote for each share of Company Common Stock you held on the record date.  There were [*] shares of the Company’s Common Stock issued and outstanding on the record date. The Company has no other class of capital stock outstanding. Consent may be given by any person in whose name shares stand on the books of the Company as of the record date, or by his or her duly authorized agent.

If you hold your stock in “street name” and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your stock with respect to the Amendment.

Vote Required

We must receive written consents representing a majority of the outstanding shares of our common stock for approval of the Amendment. Accordingly, abstentions from voting will have the effect of a vote “against” the Amendment.

Revocation of Consent

You may withdraw or change your written consent before the solicitation period expires. You will need to send a letter to the Company’s corporate secretary stating that you are revoking your previous vote.   As noted above, we will terminate the solicitation period as soon as we receive enough written consents to approve the Amendment, after which date you will no longer be able to revoke a previously submitted consent.

Absence of Appraisal Rights

Shareholders who abstain from consenting with respect to the amendment, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Expenses of this Solicitation

This Solicitation is being made by the Board of Directors of the Company, and we will bear the costs of such Solicitation, including preparation, printing and mailing costs. Written consents will be solicited principally through the mails, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this Solicitation, if management determines it advisable.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of January 14, 2009, no individual known to the Company owned more than five percent (5%) of the outstanding shares of its Common Stock except as described below.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Owner	Class

Banc Funds Co LLC	562,845	7.26%
208 South LaSalle Street
Suite 1680
Chicago, IL 6064

Ole K Viborg	422,509	5.45%
2470 El Pomar Dr.
Templeton, CA 93465

Lawrence P Ward	413,464	5.33%
Heritage Oaks Bancorp
545 12th Street
Paso Robles, CA 93446

Merle F Miller	397,375	5.13%
Heritage Oaks Bancorp
545 12th Street
Paso Robles, CA 93446

1/	Except as otherwise indicated, the address for all persons listed is c/o Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.
2/	Including shares of Common Stock subject to stock options exercisable within 60 days of the record date.

Security Ownership of Management

The following table sets forth, as of January 14, 2009, information as to the shares concerning the equity ownership of the Company's directors/nominees and named executive officers1/, and directors and named executive officers as a group. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. The Company has only one class of shares outstanding, Common Stock.

Name and Address	Relationship with	Amount and Nature		Percent of
of Beneficial Owner 2/	Company	of Beneficial Owner 3/		Class 4/

Michael J. Morris	Chairman	275,074	7/	3.55%

Donald H. Campbell	Vice-Chairman	48,780	6/	*

Michael Behrman	Director	45,994	6/	*

Kenneth L. Dewar	Director	17,981	6/	*

Mark C. Fugate	Director	96,656	6/	1.25%

Dee Lacey	Director	49,106	6/	*

Merle F. Miller	Director	397,376	6/	5.13%

Daniel J. O'Hare	Director	35,538	8/	*

Michael Pfau	Director	14,721	6/	*

Alexander F. Simas	Director	33,205	6/	*

Lawrence P. Ward	President, Chief Executive Officer and Director	413,464	5/	5.33%

Margaret A. Torres	Executive Vice President / Chief Financial Officer	26,335	6/	*

Joanne Funari	Executive Vice President/President Business First, a division of Heritage Oaks Bank	39,641	6/	*

Paul Tognazzini	Executive Vice President / Chief Lending Officer	77,210	6/	1.00%

Mark W. Stasinis	Executive Vice President / Southern Regional Manager	44,155	6/	*

All directors, nominees, and named executive officers of the Company as a group of (15 persons)
		1,615,236		20.83%

*           Less than 1%.
1/
As used in this Solicitation, the term “named executive officer” means the President and Chief Executive Officer, Executive Vice President and President, Business First, a division of Heritage Oaks Bank, Executive Vice President and Chief Lending Officer, Executive Vice President and Chief Financial Officer, and the Executive Vice President and Southern Regional Manager. The Chairman of the Board, the Vice Chairman of the Board, and the Company’s other officers are not treated as executive officers of the Company.

2/	The address for all persons listed is c/o Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.

3/
Except as otherwise indicated in these notes, and subject to applicable community property laws and shared voting and investment, includes shares held by each person’s spouse (except where legally separated) and minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power.

4/	Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.
5/
Includes 214,780 shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan. Mr. Morris and Mr. Ward are co-trustees of the Stock Ownership Plan and under applicable rules the entire number of shares owned by such Plan is attributed to each of the trustees and the effect of the attributions rules results in the number of shares being double counted. Also, includes shares of Common Stock subject to stock options exercisable within 60 days of record date and restricted stock awards.

6/	Includes shares of Common Stock subject to stock options exercisable within 60 days of record date and restricted stock awards.
7/	Includes shares held as a trustee of Andre, Morris and Buttery 401K and includes shares of Common Stock subject to stock options exercisable within 60 days of record date.
8/
Includes shares held as a trustee of Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401K , shares held in his own 401K, shares held in his family trust and included shares of Common Stock subject to stock options exercisable within 60 days of record date.

PROPOSAL FOR
AMENDMENT OF THE ARTICLES OF INCORPORATION TO AUTHORIZE THE
CREATION OF AUTHORIZED SHARES OF PREFERRED STOCK FOR FUTURE ISSUANCE

Description of the Proposal

The Articles of Incorporation currently provide for the issuance of up to twenty million (20,000,000) shares of common stock. Upon approval by the shareholders, this proposal would amend the Articles of Incorporation to provide for the creation of a class of preferred stock in the amount of five million (5,000,000) shares, having such terms, rights and features as may be determined by the Board of Directors.

The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series. Subject to the Company’s Articles of Incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the shareholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its shareholders.

If the shareholders approve this proposal, Article 4 of the Articles of Incorporation would be amended in its entirety to read as follows:

“FOURTH. The Corporation shall have authority to issue twenty five million (25,000,000) shares, divided into two classes, as follows: twenty million (20,000,000) shares of common stock having no par value per share (“Common Stock”); and five million (5,000,000) shares of preferred stock, no par value per share (“Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series.  The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.”

The Board of Directors approved the proposed amendment to the Company’s Articles of Incorporation on January 20, 2009, subject to shareholder approval.

Rationale for Creating Blank Check Preferred Stock

Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. The market for trust preferred securities on which the Company has relied for $13.4 million in financing over the last three (3) years, has been particularly impacted. Also, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important.  In light of these trends, the Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Articles of Incorporation.

Moreover, the U.S. Treasury Department (“Treasury”) recently announced its Troubled Asset Relief Program Capital Purchase Program (the “CPP”) through which it is making direct investments in U.S. financial institutions by purchasing shares of preferred stock.  As recently announced, the Company received preliminary approval to participate in the CPP, and receive an investment of up to $21,000,000 from Treasury.  In order to participate in the CPP, the Company must have preferred stock authorized in its Articles of Incorporation.

The proposed amendment to the Articles of Incorporation will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, participation in the CPP as described above, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could, among other things, create a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate.  Except for participation in the CPP, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue any preferred stock. Further, except in the case of existing equity compensation plans, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock.

Anti-Takeover Effects of the Proposed Amendment

This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses.

The issuance of shares of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares, whether common or of preferred stock, to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.

While the proposed amendment to the Articles of Incorporation may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the shareholders. The Board of Directors believes it is in the best interest of the Company and the shareholders to encourage potential acquirers to negotiate directly with the board rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the board have the best possible opportunity to secure the terms that best serve the interests of the Company and all the shareholders.

Shareholder Approval

The affirmative vote of the holders of not less than a majority of the outstanding shares of common stock is required to approve the proposal

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

FORWARD LOOKING STATEMENTS

This Solicitation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be made directly in this Solicitation and they may also be made a part of this Solicitation by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements. All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.

Our shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Solicitation or as of the date of any document incorporated by reference in this Solicitation, as applicable. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our company website can be found on the Internet at www.heritageoaksbancorp.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access the Company’s website, www.heritageoaksbancorp.com, and click on “SEC Filings.”

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Solicitation, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Solicitation.

This Solicitation incorporates by reference the following items of Part II of our annual report on Form 10-K filed with the SEC on March 1, 2008:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

This Solicitation also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC on May 9, August 5, and November 3, 2008, respectively:

•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative Disclosures About Market Risk.

Dated: January [*], 2009	Heritage Oaks Bancorp

Michael J Morris Chairman of the Board

WRITTEN CONSENT OF SHAREHOLDERS OF HERITAGE OAKS BANCORP
APPROVING AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

The undersigned shareholder(s) of Heritage Oaks Bancorp (the “Company”) hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAINS WITH RESPECT TO
(check one)

a proposal to amend ARTICLE FOUR of the Company’s Articles of Incorporation to effect such action (the “Amendment”) as described in the accompanying Written Consent Solicitation of the Company dated January [*], 2009.

By signing this written consent, a shareholder of the Company shall be deemed to have voted all shares of the Company’s common stock which he or she is entitled to vote in accordance with the specifications made above, with respect to the Amendment described above. If a shareholder signs and returns this written consent, but does not indicate thereon the manner in which he or she wishes his or her shares to be voted with respect to the proposal described above, then such shareholder will be deemed to have given his or her affirmative written consent in favor of approval of the Amendment.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO TERMINATION OF THE SOLICITATION PERIOD BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY’S SECRETARY.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF THE AMENDMENT.

__________________________________
(Number of Shares)

Date: _____________________________

__________________________________
(Please Print Name)

__________________________________
(Signature of Shareholder)

__________________________________
(Please Print Name)

__________________________________
(Signature of Shareholder)

(Please date this written consent and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)